Fusion Common Stock Trades on the Over the Counter Bulletin Board

NEW YORK, June 18, 2009 - Fusion (OTC Bulletin Board: FSNN) today announced the listing of its common stock on the Over the Counter Bulletin Board (OTCBB) under the symbol FSNN.OB. The OTCBB listing follows the Company's June 8, 2009 filing of Form 25 with the Securities and Exchange Commission relating to the voluntary delisting of its securities from the NYSE Amex Exchange and its de-registration from Section 12(b) of the Exchange Act. The delisting from the NYSE Amex Exchange became effective at the opening of trading today and the Section 12(b) deregistration is expected to become effective on or before September 7, 2009.

The Company's Common Stock Purchase Warrants are expected to trade over-the-counter on the Pink Sheets under the symbol FSNNW.PK. Given the relatively light trading volume of the warrants and their expiration in less than one year, the Company believes that investors will be adequately served by alternative trading in the "pink sheets" for those securities, and anticipates no interruption in their trading.

The Company intends to continue to comply with reporting requirements (e.g., 10-K, 10-Q, 8-K) under the Exchange Act.

About Fusion:

Fusion is a new breed of communications carrier, dedicated to providing a full range of advanced, IP-based voice and data solutions to corporate and carrier customers worldwide. The Company provides hosted IP-PBX applications, SIP trunking services, voice traffic termination, private networks, Internet access and a full suite of enhanced features and services.

For more information, please go to http://www.fusiontel.com.

Statements in this Press Release that are not purely historical facts, including statements regarding Fusion's beliefs, expectations, intentions or strategies for the future, may be "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the plans, intentions and expectations reflected in or suggested by the forward-looking statements. Such risks and uncertainties include, among others, introduction of products in a timely fashion, market acceptance of new products, cost increases, fluctuations in and obsolescence of inventory, price and product competition, availability of labor and materials, development of new third-party products and techniques that render Fusion's products obsolete, delays in obtaining regulatory approvals, potential product recalls and litigation. Risk factors, cautionary statements and other conditions which could cause Fusion's actual results to differ from management's current expectations are contained in Fusion's filings with the Securities and Exchange Commission and available through http://www.sec.gov .

FUSION CONTACT:

Philip Turits, Treasurer
212-201-2407
pturits@fusiontel.com

Damon Testaverde, Managing Director
Network 1 Financial Securities
718-317-7746
ddtestaverde@netw1.com